                                                                     EXHIBIT 11
                                                                     ----------
                                                                    PAGE 1 OF 2

                                  ADVO, INC.

                   COMPUTATION OF PRIMARY PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEAR ENDED    YEAR ENDED    YEAR ENDED
                                      SEPTEMBER 30, SEPTEMBER 24, SEPTEMBER 25,
                                          1995          1994          1993
                                      ------------- ------------- -------------
EARNINGS APPLICABLE TO COMMON STOCK..    $24,951       $25,171       $ 5,351
                                         =======       =======       =======
AVERAGE COMMON AND COMMON
 EQUIVALENT SHARES
Average common shares outstanding....     20,663        21,104        20,631
Assumed conversion or exercise of:
  Warrants...........................      2,272         2,236         2,303
  Stock options......................        310           496         1,097
  Series A Preferred Stock...........        --            --          1,229
  Restricted stock...................         41            50           129
                                         -------       -------       -------
Weighted average common and common
 equivalent shares...................     23,286        23,886        25,389
                                         =======       =======       =======
EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARES...................    $  1.07       $  1.05       $   .21
                                         =======       =======       =======

                                                                     EXHIBIT 11
                                                                     ----------
                                                                    PAGE 2 OF 2

                                  ADVO, INC.

                COMPUTATION OF FULLY DILUTED PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEAR ENDED    YEAR ENDED    YEAR ENDED
                                      SEPTEMBER 30, SEPTEMBER 24, SEPTEMBER 25,
                                          1995          1994          1993
                                      ------------- ------------- -------------
EARNINGS APPLICABLE TO FULLY DILUTED
 SHARES..............................    $24,951       $25,171       $ 5,351
                                         =======       =======       =======
FULLY DILUTED SHARES
Average common shares outstanding....     20,663        21,104        20,631
Assumed conversion or exercise of:
  Warrants...........................      2,354         2,242         2,303
  Stock options......................        606           512         1,097
  Series A Preferred Stock...........        --            --          1,229
  Restricted stock...................         74            66           152
                                         -------       -------       -------
Fully diluted shares.................     23,697        23,924        25,412
                                         =======       =======       =======
EARNINGS PER SHARE ASSUMING FULL
 DILUTION............................    $  1.05       $  1.05       $   .21
                                         =======       =======       =======